Exhibit 10.1

Real Goods Solar, Inc.

Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”) is dated as of the date of grant set forth below and is between Real Goods Solar, Inc., a Colorado corporation (“Real Goods”), and the individual named below (the “Grantee”).

Real Goods has established the Real Goods Solar, Inc. 2018 Long-Term Incentive Plan, as amended from time to time, attached as Exhibit A (the “Plan”) to advance the interests of Real Goods and its shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Real Goods and any parent or subsidiary of Real Goods.

This Agreement evidences a Restricted Stock grant under the Plan as follows:

Granted to:	Richard Barich (the “Grantee”)

Number of Restricted Shares:	50,000 Class A Shares (collectively, the “Shares” or, individually, a “Share”)

Effective Date of Grant:	January 17, 2020 (the “Grant Date”)

Vesting Dates:	The Shares shall vest fully (100%) on the first anniversary of the Grant Date (the “Vesting Date”), provided that the Grantee has rendered Services (as defined below) continuously from the Grant Date through the Vesting Date. If the Grantee ceases to render Services for any reason, vesting shall cease. Notwithstanding the foregoing, 100% of the unvested Shares automatically shall vest immediately prior to the consummation of a Change of Control (as defined in Section 17 below) provided that the Grantee is rendering Services on the date the Change of Control is consummated.

For purposes of this Agreement, “Services” means the provision of services to the Company by a person in the capacity of an employee, a member of the board of directors, or as an independent contractor, and a change in the capacity in which a person renders service to the Company as an employee, a director or an independent contractor or a change in the entity for which the person renders such service shall not terminate a person’s “Service,” provided that there is no interruption or termination of the person’s service with the Company and provided further that, if the entity for which a person is rendering service ceases to be a subsidiary of Real Goods, as determined by the Board or the Committee, in each case, in its sole discretion, such person’s Service shall be considered to have terminated on the date such entity ceases to be a subsidiary of Real Goods.”

Purchase Price per Share	$0.00 per Share

Deadline for Acceptance:	If this Restricted Stock Agreement is not signed by the Grantee and returned to the Designated Administrator within 5 business days from date of delivery to the Grantee, then this Restricted Stock Agreement and the Shares shall be considered withdrawn and be of no force or effect.

Pursuant to the provisions of the Plan, the Board or the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Real Goods. The Board or the Committee authorized the execution and delivery of this Agreement. All capitalized terms used but not defined in this Agreement have the meanings given such capitalized terms in the Plan.

The parties agree as follows:

Section 1.  Grant of Restricted Stock; Terms.  Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan and subject to the Grantee executing and delivering to the Company a duly executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit B) with respect to the Shares and such additional documents as may be required by the Board and/or the Committee, as the case may be, Real Goods hereby grants to Grantee the Shares (as set forth above). Grantee hereby accepts the Shares on the terms and conditions set forth in this Agreement.

Section 2.  Issuance and Delivery of Shares; Restriction on Transfer of Shares.  The stock certificate(s) representing the Shares shall be issued to Grantee subject to satisfaction of the applicable tax withholding requirements set forth in Section 9 and the provisions of Section 3 and shall be delivered to Grantee in accordance with Section 8(b) of the Plan. The Grantee agrees and acknowledges that (i) a Share granted under this Agreement is not transferable by the Grantee prior to the date on which such Share vests and (ii) the stock certificate(s) representing the Shares may bear such legends and transfer restrictions as the Company, in its sole discretion, shall deem reasonably necessary or desirable to reflect the foregoing.

Section 3.  No Issuance of Shares if Violation.  Real Goods shall not issue stock certificate(s) representing the Shares if the administrator of the Plan or its authorized agent determines that, in its sole discretion, the issuance of such certificate(s) would violate the terms of the Plan, this Agreement or applicable law.

Section 4.  Rights as a Shareholder or to Provide Services.  Except as otherwise provided in the Plan, no person shall be, or have any of the rights or privileges of, a shareholder of Real Goods with respect to any of the Shares unless and until certificates representing the Shares have been issued to such person. Neither the Plan nor this Agreement shall be deemed to give Grantee any right with respect to continuing to provide Services, nor shall the Plan or the Agreement be deemed to limit in any way the Company's right to terminate Grantee's Services at any time.

Section 5. Restrictive Covenants

(a)       Nondisparagement and Further Assistance. During Grantee's employment and thereafter, Grantee will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers, customers or employees of the Company or otherwise have a negative impact or adverse effect on the Company. Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed.

(b)       Nondisclosure of Confidential Information; Covenants.

(i)       In consideration of the receipt of the Option, Grantee agrees (A) not to disclose to any third party any trade secrets or any other confidential information of the Company (including but not limited to cost or pricing information, customer lists, commission plans, supply information, internal business procedures, market studies, expansion plans, potential acquisitions, terms of any acquisition or potential acquisition or the existence of any negotiations concerning the same or any similar non-public information relating to the Company’s internal operations, business policies or practices) acquired during Grantee’s employment by the Company or after the termination of such employment, or (B) use or permit the use of any of the Company’s trade secrets or confidential information in any way to compete (directly or indirectly) with the Company or in any other manner adverse to the Company.

(ii)       Grantee agrees that, without the prior written consent of the Company, signed by the Company’s Chief Financial Officer, Grantee will not, during the term of Grantee’s employment by the Company or for a period of two years thereafter (A) solicit any customers of the Company for the purposes of diverting any existing or future business of such customers to a competing source, (B) solicit any vendors to the Company (directly or indirectly) for the purpose of causing, inviting or encouraging any such vendor to alter or terminate his, her or its business relationship with the Company, or (C) solicit any employees of the Company (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his, her or its employment relationship with the Company.

(iii)       Grantee agrees that, without the prior written consent of the Company, signed by the Company’s Chief Financial Officer, Grantee will not, during the term of Grantee’s employment by the Company or for a period of six months thereafter accept employment with, serve as a consultant to, or accept compensation from any person, firm or corporation (including any new business started by Grantee, either alone or with others) whose products and or services compete with those offered by the Company, in any geographic market in which the Company is then doing business or to Grantee’s knowledge plans to do business.

(c)       The Company will be entitled to enforce its rights under this Agreement to the extent permitted by applicable law, specifically to recover damages permitted by applicable law by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Grantee agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement to the extent permitted by applicable law.

(d)       Grantee agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 5 shall be adjudicated to be invalid or unenforceable, this Section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 5 in the particular jurisdiction in which such adjudication is made.

Section 6.  Securities Laws.  Grantee acknowledges that applicable securities laws may restrict the right and govern the manner in which Grantee may dispose of the Shares obtained pursuant to this Agreement, and Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner that would violate the Securities Act of 1933, as amended, or any other federal or state law.

Section 7.  Special Tax Election.  Under Code Section 83, the excess of the Fair Market Value of the Shares on the Vesting Date over the amount paid, if any, for the Shares will be reportable as ordinary income on the Vesting Date. The Participant may elect under Code Section 83(b) to be taxed at the time the Shares are granted, rather than when and as such Shares vest. Such election must be filed with the Internal Revenue Service not later than 30 days after the date of this Agreement. The Grantee should consult with his or her tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. Information issued by the Internal Revenue Service, pertaining to making elections under Code Section 83(b), is attached as Exhibit C. The Grantee understands that failure to make this filing within the applicable 30-day period may result in the recognition of ordinary income as the Shares vest. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Company’s responsibility, to file a timely election under Code Section 83(b), even if the Grantee requests the Company or its representatives to make this filing on his or her behalf. The Grantee shall have sole responsibility for any tax liabilities arising from his/her receipt of the Shares.

Section 8. Grantee Undertaking. The Grantee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or the Shares pursuant to the provisions of this Agreement.

Section 9.   Taxes and Withholding.  Grantee acknowledges that the Grantee is required to recognize income for federal, state or local tax purposes on account of the grant of the Shares pursuant to this Agreement and that such income shall be subject to the withholding of tax by the Company. Grantee agrees that the Company may (i) withhold a whole number of Shares, (ii) withhold an amount from any compensation or any other payment of any kind then payable or that may become payable to Grantee, (iii) require Grantee to make a cash payment to the Company, (iii) or any combination of the foregoing that in the aggregate is, equal to the amount of tax withholding required by the Company in its opinion. In the event Grantee does not satisfy such obligation when requested, the Company may refuse to issue or cause to be delivered any Shares under this Agreement or any other incentive plan agreement entered into by Grantee and the Company until such obligation has been satisfied or arrangements acceptable to the Company have been made by the Grantee to satisfy such obligation.

Section 10.  Prohibition on Transfer or Assignment of this Agreement.  Except as provided in the Plan, this Agreement may not be transferred or assigned by the Grantee other than by an assignment by will or by laws of descent and distribution.

Section 11.  Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than Real Goods and the Grantee and their respective heirs, representatives, successors and permitted assigns.

Section 12.  Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (i) represents that he is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the cause of any termination of Grantee's employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

Section 13.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. Grantee agrees and acknowledges that this Agreement satisfies in full any obligations of Real Goods and its subsidiaries and predecessors in connection with the grant of any stock options or other equity incentives.

Section 14.  Choice of Law.  To the extent not superseded by federal law, the laws of the State of Colorado shall control in all matters relating to this Agreement, without reference to conflict of laws principles, and any action relating to this Agreement must be brought in the City and County of Denver, Colorado.

Section 15.  Notice.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 16.  Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and both of which, taken together, will constitute one and the same instrument. A facsimile, pdf, emailed or DocuSign version of either Party’s signature will have the same force and effect as an original signature.

Section 17. Definitions. The following definitions shall apply for purposes of this Agreement:

(a)       “Change of Control” means any transaction or series of related transactions (A) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or persons, controlling, controlled by or under common control with such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the issued and outstanding Voting Stock (as defined below) of Real Goods, (B) that results in the sale of all or substantially all of the assets of Real Goods, or (C) that results in the consolidation or merger of Real Goods with or into another corporation or corporations or other entity in which Real Goods is not the surviving corporation (except any such corporation or entity controlled, directly or indirectly, by Real Goods).

(b)       As used herein, the term “Voting Stock” will mean and include (I) any capital stock of any class of Real Goods that has the right to vote on all matters submitted to holders of any capital stock of any class of Real Goods, and (II) any security, right, option, warrant or agreement convertible into or exercisable to obtain any Real Goods’ Class A Common Stock, par value $.0001 per share (the “Common Shares”) or capital stock of any class that has the right to vote on all matters submitted to holders of Common Shares.

EXECUTED as of the date of grant set forth above.

REAL GOODS SOLAR, INC.			GRANTEE

By	/s/ Dennis Lacey		By /s/ Richard Barich
	Name / Title: Dennis Lacey, Chief Executive Officer		Name: Richard Barich

	Address:	110 16th Street, Ste. 300	Address:
Denver, CO 80202
		Attn.: Designated Administrator	Employee ID Number:

SPOUSAL ACKNOWLEDGMENT

The undersigned spouse of the Grantee has read and hereby approves the foregoing Restricted Stock Agreement. In consideration of Real Goods’ granting the Grantee the right to acquire the Restricted Shares in accordance with the terms of the Restricted Stock Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of the Restricted Stock Agreement, including (without limitation) the right of Real Goods (or its assigns) to purchase any Shares in which the Grantee is not vested at the time of his or her cessation of Services/employment with the Company. All capitalized terms used but not defined in this Spousal Acknowledgement have the meanings given such capitalized terms in the Restricted Stock Agreement or the Plan, as applicable.

GRANTEE’S SPOUSE

Signature

Printed Name

Address:

♦ ♦ ♦

CONFIRMATION REGARD NO SPOUSE

I hereby confirm that I currently do not have a spouse (including a spouse from whom I am separated or living apart).

Signature

Printed Name of the Grantee

Date

EXHIBIT A

REAL GOODS SOLAR, INC. 2018 LONG-TERM INCENTIVE PLAN

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as your name appears, which will be how your name will appear on the issued stock certificate. The purpose of this assignment is to enable the Company (as defined below) to enforce its rights under the Restricted Stock Agreement without requiring additional signatures on the part of the undersigned.

(see attached)

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED «Name» hereby sell(s), assign(s) and transfer(s) unto Real Goods Solar, Inc. or its successors or assigns (the “Company”), ________ shares of Class A common stock of the Company standing in his or her name on the books of the Company represented by Certificate No. __________ herewith and do(es) hereby irrevocably constitute and appoint _____________________ as attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

Signature:

Name:	Richard Barich

EXHIBIT C

INTERNAL REVENUE SERVICE REVENUE PROCEDURE 2012-29

(REVOKED IN PART BY TD 9779 (7/26/2016))

REGARDING CODE SECTION 83(B) ELECTION